                                                                     EXHIBIT 4.1


                      AMENDED CERTIFICATE OF DESIGNATIONS,
                            PREFERENCES AND RIGHTS OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                             U.S. TECHNOLOGIES INC.

                     PURSUANT TO SECTION 151 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

         U.S. Technologies Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to the authority contained in its Certificate of Incorporation, as amended and restated, and in accordance with Section 151 of the General Corporation Law of the State of Delaware, the following resolution amending the terms of the Series A Convertible Preferred Stock, $0.02 par value, was duly adopted by the Board of Directors of the Corporation (the "Board") as of February 24, 1999:

         RESOLVED, that the Board hereby amends the terms of the Corporation's 1,000,000 shares of Series A Convertible Preferred Stock, $0.02 par value, and hereby adopts and prescribes therefore the designation, relative rights, preferences and limitations, and other terms and conditions of such series as set forth in, and governed by, Exhibit A attached to these minutes, with such Exhibit A being hereby incorporated as part of this resolution; and

         FURTHER RESOLVED, that the officers of the Corporation be and hereby are authorized and directed to take any and all further action that may be necessary or desirable to accomplish the above authorized action, including but not limited to the execution and filing of all instruments or documents that may be necessary to create, designate, issue or evidence shares of the Corporation's Series A Convertible Preferred Stock.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed in its name by the undersigned duly authorized officers of the Corporation, this 24th day of February, 1999.

                           /s/ Gregory Earls
                           ------------------------------------------------
                           By:      C. Gregory Earls
                           Title:   Chairman and Chief Executive Officer



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                                    EXHIBIT A

                      SERIES A CONVERTIBLE PREFERRED STOCK

         The powers, designations, preferences and relative, participating, optional or other rights of the Series A Convertible Preferred Stock of U.S. Technologies Inc. (the "Corporation") are as stated below. Capitalized terms not defined herein have the meaning given them in the Investment Agreement by and between USV Partners, LLC and the Corporation, dated as of July 16, 1998 (the "Investment Agreement").

1.       DESIGNATION AND AMOUNT.

         This series of preferred stock shall be designated as "Series A Convertible Preferred Stock" and shall have a par value of $0.02 per share. The number of authorized shares constituting this series shall be 1,000,000 shares. Shares of the Series A Convertible Preferred Stock shall have a stated value of $10.00 per share (the "Stated Value").

2.       DIVIDENDS.

         (a) Right to Receive Dividends. Holders of the Series A Convertible Preferred Stock (each a "Preferred A Holder") shall be entitled to receive annual dividends at the rate, in the form, at the times and in the manner set forth in this Section 2. Such dividends shall accrue on any given share of Series A Convertible Preferred Stock from the day of payment for such share and shall accrue from day to day whether or not earned or declared.

         (b) Form of Dividend. Any dividend payment made with respect to the Series A Convertible Preferred Stock may, at the sole discretion of the Board of Directors of the Corporation ("Board of Directors"), be made (i) in cash out of funds legally available for such purpose, (ii) in Series A Convertible Preferred Stock having an aggregate stated value equal to the amount of the dividend or (iii) in Common Stock that has a Current Market Value (as defined in Section 5(d)(ii)(C)) on the day before the dividends are distributed, equal to the amount of the dividend.

         (c) Dividend Rate. The dividend rate on the Series A Convertible Preferred Stock shall be 9% of the Stated Value per share per annum; provided that, upon the occurrence and during the continuance of any Triggering Event (as defined in Section 7), the dividend rate on the Series A Convertible Preferred Stock shall be 11% of the Stated Value per share per annum (such rate, as applicable, the "Dividend Rate").

         (d) Payment of Dividends. Dividends shall be payable in arrears on April 1 of each year, commencing April 1, 1999 (each such annual payment date a "Dividend Payment Date"), except that if any such date is a Saturday, Sunday or legal holiday then such dividend shall be


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payable on the first immediately succeeding calendar day which is not a
Saturday, Sunday or legal holiday. Dividends shall accrue on each share of Series A Convertible Preferred Stock from the date of payment for such share which, in the case of the initial payment for the Series A Convertible Preferred Stock, shall be from July 16, 1998 (the "Share Payment Date"), and, after payment of a dividend as required hereunder, from and after each Dividend Payment Date based on the number of days elapsed and a 360-day year. The dividend payable on the first Dividend Payment Date, with respect to any share of Series A Convertible Preferred Stock, shall be the pro rata portion of the Dividend Rate based upon the number of days from and including the Share Payment Date, up to and including such first Dividend Payment Date and a 360-day year. Each dividend shall be paid to the Preferred A Holders of record as they appear on the books of the Corporation on such record date, which shall be not more than 45 days nor fewer than 10 days preceding the respective Dividend Payment Date, as shall be fixed by the Board of Directors.

         (e) Dividend Preference. Dividends on the Series A Convertible Preferred Stock shall be payable before any dividends or distributions or other payments shall be paid or set aside for payment, on the common stock, $0.02 par value, of the Corporation (the "Common Stock"), or any other stock ranking on liquidation or as to dividends or distributions junior to the Series A Convertible Preferred Stock (any such stock together with the Common Stock, being referred to hereinafter as "Junior Stock"). If at any time dividends on the outstanding Series A Convertible Preferred Stock at the rate set forth herein shall not have been paid or declared and set apart for payment with respect to all preceding and current periods, the amount of the deficiency shall be fully paid or declared and set apart for payment before any dividend, distribution or payment shall be declared or paid upon or set apart for the shares of any other class or series of stock of the Corporation; provided that a dividend or distribution to the holders of Junior Stock may be made in shares of Junior Stock so long as there has been no default in the payment of dividends to any Preferred A Holder on any Dividend Payment Date.

3.       LIQUIDATION PREFERENCE.

         In the event of any bankruptcy, liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, each Preferred A Holder at the time thereof shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of the Common Stock or other Junior Stock by reason of their ownership of such stock, an amount per share of Series A Convertible Preferred Stock equal to the Stated Value plus any accrued and unpaid dividends to the date of liquidation or such lesser amount as permitted pursuant to the Restated Certificate of Incorporation of U.S. Technologies Inc. filed with the Secretary of the State of Delaware on December 31, 1997, as it may be amended and restated from time to time ("Certificate of Incorporation"). If the assets and funds legally available for distribution among the Preferred A Holders shall be insufficient to permit the payment to the Preferred A Holders of the full aforesaid preferential amount, then the assets and funds shall be distributed ratably among Preferred A Holders in proportion to the number of shares of Series A Convertible Preferred Stock owned by each Preferred A Holder.



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4.       VOTING RIGHTS.

         In addition to any voting rights provided elsewhere herein or in the Corporation's Certificate of Incorporation, and any voting rights provided by law, the Preferred A Holders shall have the following voting rights; provided that the voting rights set forth below in Sections 4(a) and 4(b), to the extent not otherwise available under applicable law, shall thereupon terminate when the number of Preferred Shares that have not been converted is less than 45% of the number of Preferred Shares issued at Closing:

         (a)      Election of Directors

                  (i) Subject to the terms hereof, the Preferred A Holders shall have the right to elect up to one-third of the members of the Board of Directors (each a "Series A Preferred Director"); provided however, if the Corporation receives additional financing (in the form of debt or equity) of at least $5,000,000 from a third party that is not a Preferred A Holder or an Affiliate of a Preferred A Holder then (A) if the Board of Directors consists of one to five members, the Preferred A Holders shall have the right to elect one director to the Board of Directors and (B) if the Board of Directors consists of six or more members, the Preferred A Holders shall have the right to elect the greater of (x) one-sixth of the Board of Directors or (y) two directors. Such Series A Preferred Director(s) shall be elected by the Preferred A Holders (who will have one vote for each Series A Preferred Director for each share held) voting as a single class.

                  (ii) The initial terms of the Series A Preferred Directors to be elected pursuant to Section 4(a)(i) will commence upon their election by the Preferred A Holders and shall expire at the next annual meeting of shareholders of the Corporation. Upon expiration of the initial terms of such Series A Preferred Directors, so long as the Series A Convertible Preferred Stock is outstanding, the Preferred A Holders shall have the right to elect Series A Preferred Directors to replace such directors. A Series A Preferred Director so elected shall hold office for a term expiring at the next annual meeting of shareholders following the election of such director; provided that when the Series A Convertible Preferred Stock ceases to be outstanding, the term of office of each such director shall terminate. Notwithstanding the foregoing, a Series A Preferred Director elected under Section 4(a)(i) shall serve until such Series A Preferred Director's successor is appointed and qualified, duly elected or until such director's earlier removal as provided in Section 4(a)(iii) or such director's death or resignation, and, in the event a vacancy occurs while such Series A Convertible Preferred Stock remains outstanding (and so long as a number of Preferred Shares equal to at least 45% of the number of Preferred Shares issued at Closing have not been converted to Common Stock), a replacement Series A Preferred Director shall be selected as provided in Section 4(a)(i).

                  (iii) While the Series A Convertible Preferred Stock remains outstanding (and so long as a number of Preferred Shares equal to at least 45% of the number of Preferred Shares issued at Closing have not been converted to Common Stock), a Series A Preferred Director may


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be removed by, and shall not be removed except by, the vote of the Preferred A
Holders of record of a majority of the outstanding shares of Series A Convertible Preferred Stock, voting together as a single class.

         (b)      Certain Corporate Actions.

         So long as a number of Preferred Shares equal to at least 45% of the number of Preferred Shares issued at Closing have not been converted to Common Stock, the Corporation shall not, without first obtaining the affirmative vote or written consent of the Preferred A Holders of not less than a majority of the then outstanding shares of Series A Convertible Preferred Stock, voting as a single class:

                  (i) repurchase, purchase or otherwise acquire any Common Stock or other Junior Stock for any consideration (or pay or make available any moneys, whether by means of a sinking fund or otherwise, for the repurchase of any shares of Common Stock or other Junior Stock), except by conversion or exchange of Common Stock or other Junior Stock for such stock that is not Series A Convertible Preferred Stock;

                  (ii) after the first Share Payment Date, authorize or permit the Corporation or any subsidiary of the Corporation, as the case may be,
(A) to issue, other than to the Investor, any equity securities or securities convertible into or exchangeable for equity securities or any securities granting the holder an option to acquire any such securities, each at a price below the Current Market Value (and further provided that this provision does not include any transaction that is consummated pursuant to Section 8.1(g) of the Investment Agreement) or (B) to issue any additional Series A Convertible Preferred Stock, other than in payment of accrued dividends on the outstanding shares of Series A Convertible Preferred Stock or (C) to issue any other stock of the Corporation with the same preference and priority as the Series A Convertible Preferred Stock or with a preference or priority senior to the Series A Convertible Preferred Stock, other than in payment of accrued dividends on the outstanding shares of Series A Convertible Preferred Stock;

                  (iii) authorize or effect, in a single transaction or through a series of related transactions, a consolidation, merger, business combination of the Corporation with any other Person or a spin-off or recapitalization of the Corporation; the liquidation, winding up or dissolution of the Corporation or the sale, lease, exchange or other transfer of all or substantially all of the assets of the Corporation to any other Person or adopt any plan for the same;

                  (iv) amend, repeal, modify or supplement any provision of the Amended and Restated Articles of Incorporation, the By-Laws as in effect on July 16, 1998, or any successor Articles of Incorporation or By-Laws, other than as necessary to effect an increase in the authorized Common Stock;



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                  (v)      amend, repeal, modify, supplement or in any other
manner, affect or change the terms, designations, preferences or rights of the Series A Convertible Preferred Stock set forth herein or in the Investment Documents;

                  (vi) authorize or permit the Corporation to (A) make an assignment for the benefit of the creditors, (B) file a petition in bankruptcy,
(C) petition or apply to any tribunal for appointment of a receiver, custodian or any trustee for it or for a substantial part of its assets or (D) commence any proceeding under any bankruptcy, reorganization or arrangement or readjustment of debt law or statute in any jurisdiction;

                  (vii)    authorize or permit the Corporation to materially

change the type of business conducted by the Corporation or contemplated to be conducted by the Corporation pursuant to Executive Summary for Accredited Investors dated April 22, 1998 (the "Executive Summary");

                  (viii) authorize or permit the Corporation to enter into any transaction with any Affiliate (other than a wholly owned subsidiary) or shareholder or the amendment, extension or renewal of such a transaction other than on arm's-length terms; and

                  (ix) authorize or permit the Corporation to acquire an equity interest in any other Person, except as contemplated by the Executive Summary.

         (c) Means of Voting. The rights of the Preferred A Holders under this Section 4 may be exercised (i) at any meeting of shareholders of the Corporation; (ii) at any meeting of the Preferred A Holders, called for such purpose by the Corporation or the holders of record of 25% or more of the outstanding shares of the Series A Convertible Preferred Stock, pursuant to requests delivered in writing to the Secretary or Assistant Secretary of the Corporation; or (iii) by written consent signed by all of the holders of the requisite percentage required by Applicable Law of the then outstanding shares of the Series A Convertible Preferred Stock, delivered to the Secretary or Assistant Secretary of the Corporation. Except to the extent otherwise provided herein, any meeting of Preferred A Holders shall be conducted in accordance with the provisions of the By-Laws of the Corporation applicable to meetings of shareholders. In the event of a conflict or inconsistency between the By-Laws of the Corporation and any term of this Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock ("Certificate of Designations") (including, but not limited to this Section 4) this Certificate of Designations shall prevail.

         (d) Other Matters. The Preferred A Holders shall be entitled to vote on any matter as part of the class that includes holders of Common Stock. Each share of Series A Convertible Preferred Stock shall be entitled to the number of votes that is equal to the number of shares of Common Stock into which such share of Series A Convertible Preferred Stock is then convertible.



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5.       CONVERSION

         Shares of Series A Convertible Preferred Stock may be converted into shares of Common Stock, on the terms and conditions set forth in this Section 5.

         (a) Optional Conversion. Commencing at 9:00 a.m. Eastern Standard Time on January 12, 1999 (the "Commencement Date") and ending at 5:00 p.m. Eastern Standard Time on January 12, 2004 (the "Expiration Date"), each Preferred A Holder may convert any or all of the shares of Series A Convertible Preferred Stock held by such Preferred A Holder into Common Stock by complying with the procedures set forth in Section 5(f). The number of shares of Common Stock into which each share of Series A Convertible Preferred Stock is convertible shall be equal to the result obtained by (x) dividing (I) the Stated Value plus any accrued but unpaid dividends on such share, by (II) the Conversion Price determined in accordance with Section 5(b) below; and (y) multiplying by the Conversion Factor on the date of conversion as determined in accordance with Section 5(d) below.

         (b)      Conversion Price.

                  (i) The "Conversion Price" shall be the average last sale price, per share of Common Stock, for the 20 trading days immediately prior to February 24, 1999, as such last sale price is reported in the principal consolidated transaction reporting system of the NASDAQ National Market System.

         (c) References. References in this Section 5 to "Common Stock" shall include all stock or other securities or property (including cash) into which Common Stock is converted following any merger, reorganization or reclassification of the capital stock of the Corporation.

         (d) Conversion Factor. The "Conversion Factor" means 1.00, as adjusted from time to time as follows:

                  (i) In case the Corporation shall at any time or from time to time declare a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock or subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, and in each such case:

                           (A) The Conversion Factor shall be adjusted such that the number of shares of Common Stock into which each share of Series A Convertible Preferred Stock would be convertible on the effective date of such adjustment is equal to the number of shares of Common Stock that a Preferred A Holder would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier;


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                           (B)      an adjustment made pursuant to this Section
                  5(d)(i) shall become effective (I) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (II) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

                    (ii) In case the Corporation shall issue shares of Common Stock (or rights or warrants or other securities convertible into or exchangeable for shares of Common Stock) after the first Share Payment Date at a price per share (or having an exercise of conversion price per share) less than the Current Market Price (as defined below) as of the date of issuance of such shares (or of such rights, warrants or other convertible securities), then, and in each such case:

                           (A) The Conversion Factor shall be adjusted such that the number of shares of Common Stock into which each share of Series A Convertible Preferred Stock would be convertible on the effective date of such adjustment is equal to the number of shares of Common Stock that would have been received if there had been no issuance below the Current Market Price (as determined in accordance with Section 5(a)) multiplied by a fraction, (I) the numerator of which is the sum of (1) the number of shares of Common Stock outstanding on the date immediately prior to the date of issuance and (2) the number of additional shares of Common Stock issued (or into which the convertible securities may convert), and (II) the denominator of which is the sum of (1) the number of shares of Common Stock outstanding on the date immediately prior to the date of issuance and (2) the number of shares of Common Stock which the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock so issued (or into which the convertible securities may convert) would purchase at the Current Market Price on such date. For purposes of this subparagraph, the aggregate consideration receivable by the Corporation in connection with the issuance of shares of Common Stock or of securities convertible into shares of Common Stock shall be deemed to be equal to the sum of the net offering price (after deduction of underwriting discounts or commissions and expenses payable to third parties) of all such securities plus the minimum aggregate amount, if any, payable upon conversion of any such convertible securities into shares of Common Stock;

                           (B) such adjustment shall become effective immediately after the date of such issuance.

                           (C) "Current Market Price" means the average of the daily Closing Prices per share of Common Stock for the 15 consecutive trading days immediately prior to such date. The "Closing Price" per share of Common Stock for each day shall be (x) the last sale price, regular way, or, in case no such sale takes place on such day, the average closing bid and asked prices, regular way, in either case as reported in the


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                  principal consolidated transaction reporting system with
                  respect to securities listed or admitted to trading on NASDAQ National Market System, the New York Stock Exchange or the American Stock Exchange, as applicable or (y) the last sale price, regular way, before 5:00 p.m., or, in case no such sale takes place on such day, the average closing bid and asked prices, regular way, in either case as reported on the NASDAQ OTC Bulletin Board. If on any such trading day or days such securities are not quoted by any such organization, such trading day or days shall be replaced for purposes of the foregoing calculation by the requisite trading day or days preceding the commencement of such 15 trading day period on which such securities are so quoted. If shares of Common Stock are not so listed or traded, the Current Market Price shall mean the fair value per share of Common Stock as determined in good faith by the Board of Directors, whose determination shall be described in a notice to the Preferred A Holders, based on (I) the most recently completed arm's-length transaction between the Corporation and a Person other than an existing shareholder or other Affiliate of the Corporation, the closing of which occurred on such date or within the three-month period preceding such date, or (II) if no such transaction shall have occurred on such date or within such three-month period, the advice of an independent financial expert selected by the Board of Directors with the affirmative vote of at least one of the Series A Preferred Directors, or
                  (III) a unanimous agreement of all Directors.

                  (e) Common Stock. The Common Stock to be issued upon conversion hereunder shall be fully paid and nonassessable upon proper tender of shares of Series A Convertible Preferred Stock and compliance hereunder.

                  (f)      Procedures for Conversion.

                           (i)      In order to convert shares of Series A
Convertible Preferred Stock into shares of Common Stock, the Preferred A Holder shall surrender the certificate or certificates therefore, duly endorsed for transfer, at any time during normal business hours, to the Corporation at its principal office or at such other office or agency then maintained by it for such purpose (the "Payment Office"), accompanied by (A) a written notice, in substantially the form of the conversion notice appearing at the end of this Certificate of Designations (the "Conversion Notice") of such Preferred A Holder's election to convert and (B) (if so required by the Corporation or any conversion agent) an instrument of transfer, in form reasonably satisfactory to the Corporation and to any conversion agent, duly executed by the registered Preferred A Holder or by his duly authorized attorney; provided, however, that a Preferred A Holder's notice may specify that its election to convert is contingent upon the sale pursuant to a registration statement under the Securities Act of 1933 (or any successor statute) of the shares of Common Stock into which such holder's shares of Series A Convertible Preferred Stock are convertible, in which case such conversion shall occur only upon, and to the extent of, such sales. As promptly as practicable after the surrender for conversion of any share of the Series A Convertible Preferred Stock in the manner provided in the preceding sentence but in any event within three Business Days after receipt of the Conversion Notice, the Corporation will deliver or cause to be delivered


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at the Payment Office to or upon the written order of the holder of such shares, certificates representing the aggregate number of shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct, and, if the Series A Convertible Preferred Stock is exercised in part, a new certificate representing the Series A Convertible Preferred Stock that has not been converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares in proper order for conversion, and all rights of the Preferred A Holder, solely with respect to the shares converted, shall cease at such time and the Person or Persons in whose name or names the certificates for such shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders thereof at such time; provided, however, that any such surrender and payment on any date when the stock transfer books of the Corporation shall be closed shall constitute the Person or Persons in whose name or names the certificates for such shares of Common Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer books are opened and such conversion shall be at the conversion price in effect at such time on such succeeding day.

                  (ii) In the event that some but not all of the Series A Convertible Preferred Stock outstanding is converted pursuant to this Section 5, if such conversion causes the Corporation to incur a disproportionate amount of expenses as compared to the respective proportion of costs and expenses that the Corporation would have incurred if all of the Series A Convertible Preferred Stock had been converted, then the Preferred A Holder must pay such costs and expenses, but only to the extent such expenses are disproportionate.

                  (iii) The Corporation shall not be required to issue fractional shares of Common Stock upon conversion of shares of Series A Convertible Preferred Stock. At the Corporation's discretion, in the event the Corporation determines not to issue fractional shares, in lieu of any fractional shares to which the Preferred A Holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Current Market Price.

                  (iv) The issuance of certificates for shares of Common Stock upon conversion shall be made without charge for any issue, stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of record of the shares converted, the Person or Persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

                  (v) Upon conversion of any shares of Series A Preferred Stock, the holder thereof shall be entitled to receive any accrued dividends in respect of such converted shares to the date of conversion.



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



         (g) Reservation of Stock Issuable Upon Conversion. The Corporation shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock, 12,200,000 shares of Common Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, taking appropriate board action, recommending such an increase to the holders of Common Stock, holding shareholders meetings, soliciting votes and proxies in favor of such increase to obtain the requisite shareholder approval and upon such approval, the Corporation shall reserve and keep available such additional shares solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock.

         (h) Notices. Whenever the Conversion Factor is adjusted as provided in Section 5 hereof, the Corporation shall promptly mail to the holders of record of the outstanding shares of Series A Convertible Preferred Stock at their respective addresses as the same shall appear in the Corporation's stock records a notice stating that the Conversion Factor has been adjusted and setting forth the new Conversion Factor and number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each share of Preferred Stock would be convertible on the effective date of and as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and the time when such adjustment became effective. Any notice required by the provisions of this Section to be given to the Preferred A Holders shall be given by certified mail, return receipt requested.

         (i)      Reorganization, Merger or Sale of the Corporation.

                  (i) Notwithstanding any other provision hereof, in case of (A) any reorganization or any reclassification of the capital stock of the Corporation or (B) any sale of the Corporation if such transaction does not constitute a liquidation, dissolution or winding up as provided in Section 3, then, at the election of each Preferred A Holder, concurrently with the consummation of such reorganization, reclassification or sale of the Corporation, provision shall be made so that each share of Series A Convertible Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such shares of Series A Convertible Preferred Stock would have been entitled assuming conversion on the day immediately prior to the initial announcement of the transaction or a proposed transaction that ultimately resulted in the transaction. In any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the Preferred A Holders, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of Series A Convertible Preferred Stock.


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                  (ii)     After the Corporation has determined to enter into a
transaction described in Section 5(i)(i)(B), and publicly announces that the Corporation will enter into such transaction, the Corporation will provide written notice to each Preferred A Holder setting forth the material terms of the transaction, together with all relevant information regarding such transaction a least 60 days prior to the proposed date of the transaction.

                  (iii) In case of any merger, consolidation, reclassification or other similar reorganization, to the extent the Corporation is not the surviving entity, and the Corporation or the Preferred A Holders do not otherwise redeem, repurchase or convert all outstanding shares of Series A Convertible Stock, the Series A Convertible Preferred Stock shall be converted into or exchanged for and shall become shares of the surviving Corporation having, in respect of the surviving Corporation, substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series A Convertible Preferred Stock had immediately prior to such transaction.

6.       REDEMPTION OPTION

         (a) Redemption Price; Redemption Procedure. Subject to the conversion rights set forth in Section 5 hereof, the Corporation shall have the option (the "Redemption Option") to redeem the Series A Convertible Preferred Stock, in whole or in part, at the Stated Value of the Series A Convertible Preferred Stock ("Redemption Price") plus all accrued and unpaid dividends, at any time after the daily average Closing Price for the Common Stock has been $2.50 per share of Common Stock or above for 20 consecutive trading days; provided, however, that if the Corporation achieves its Earnings Target and the Conversion Price is adjusted as set forth in Section 5(b), the Redemption Option may only be exercised, at any time after the daily average Closing Price for the Common Stock has been $3.00 per share of Common Stock or above for 20 consecutive trading days. The Corporation shall exercise the Redemption Option by giving the Preferred A Holders an irrevocable written notice (the "Redemption Notice") specifying (A) the number of shares of Series A Convertible Stock to be redeemed (and in the case of a partial redemption, the number of shares to be redeemed with respect to each Preferred A Holder, as set forth below) and (B) the proposed date of sale, which shall not be earlier than 30 days after the delivery of the Redemption Notice. If the Redemption Notice is for some but not all of the outstanding Series A Convertible Preferred Stock, the Redemption Option shall be ratable among the Preferred A Holders in proportion to the number of shares of Series A Convertible Preferred Stock owned by each Preferred A Holder. Within the 30 days after the delivery of the Redemption Notice, each of the Preferred A Holders may deliver a Conversion Notice with respect to all or some of the Series A Convertible Preferred Stock held by such Preferred A Holder in accordance with Section 5 hereof. On the 61st day after the Redemption Notice, the Corporation shall redeem (ratably among the Preferred A Holders in proportion to the number of shares of Series A Convertible Preferred Stock owned by each Preferred A Holder) all of the Series A Convertible Preferred Stock for which it has not received a Conversion Notice, up to the amount specified in the Redemption Notice.


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         (b)      Redemption Closing. The redemption of Series A Convertible
Preferred Stock pursuant to the Redemption Option shall take place at the offices of the Corporation at 10:00 a.m. local time on a Business Day (the "Redemption Closing Date") that is no earlier than 61 days after the date of the Redemption Notice and no later than 90 days after the date of the Redemption Notice, which date shall be specified in the Redemption Notice. On or prior to the Redemption Closing Date, the Corporation shall deliver a certified or bank cashier's check to each Preferred A Holder that has not elected to convert its Series A Convertible Preferred Stock, at his or its address as the same appears in the transfer records of the Corporation, in an amount equal to the aggregate of the Redemption Price multiplied by the number of shares redeemed plus all accrued and unpaid dividends, or shall transfer such amount by wire transfer of immediately available funds to any account specified in writing by such Preferred A Holder to the Corporation. To the extent that less than all of the shares of a Preferred A Holder's Series A Convertible Preferred Stock are redeemed, the Corporation shall forthwith issue and deliver to such Preferred A Holder, as appropriate, certificates representing outstanding Series A Convertible Preferred Stock which the Preferred A Holder continues to own.

         (c) Cessation of Dividends on Shares Redeemed. Provided that the Redemption Notice has been mailed as stated in subsection (a) above, from and after the close of business on the Redemption Closing Date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on the shares of the Series A Convertible Preferred Stock redeemed shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Redemption Price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the Redemption Price aforesaid. If fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

         (d) Status of Redeemed Shares. Upon redemption, any shares of the Series A Convertible Preferred Stock which have been so redeemed shall be retired and thereafter have the status of authorized but unissued shares of preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors or a duly authorized committee thereof.

7.                TRIGGERING EVENTS.

                  Each of the following actions or events shall constitute a "Triggering Event" for purposes hereof:



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         (a)      Failure to Redeem. The Corporation shall fail to redeem the
Series A Convertible Preferred Stock after providing the Redemption Notice to the Preferred A Holders in accordance with Section 6.

         (b) Failure to Pay Dividends. The Corporation shall fail to pay any dividend on any Series A Convertible Preferred Stock on any Dividend Payment Date in accordance with Section 2 for any reason, including but not limited to, that such payment is prohibited by applicable law or the Board of Directors elects not to pay such dividend, or shall otherwise violate any term of Section 2 and such failure shall not be cured within a period of 15 days after such Dividend Payment Date or violation (which cure shall be effected in a manner ensuring the holders the same yield as if such violation had not occurred).

         (c) Failure of Voting Rights. The Corporation shall enter into any transaction or take any action required to be approved by any Preferred A Holders without obtaining the requisite approval of the Preferred A Holders, including without limitation, the failure to elect the Board of Directors in accordance with Section 4(a) above.

         (d)      Failure to Convert. The Corporation shall fail for any reason to issue Common Stock as required under Section 5 upon the request of any Preferred A Holder as provided in Section 5 or fail to comply with any other term of Section 5 hereof or the Corporation.

         (e) Registration Rights Agreement. The Corporation shall fail in any material respect to comply with the Registration Rights Agreement dated as of July 16, 1998 between the Corporation and USV Partners, LLC and their permitted successors and assigns, and such failure shall continue for a period of 30 days after notice from any such holder.

         (f) Additional Financing. The Corporation shall fail in any material respect to comply with Section 8.1(g) of the Investment Agreement granting the Investor a right of first refusal in connection with any additional debt or equity financing obtained by the Corporation.

         (g) Accounting and Controls and Systems. The Corporation shall fail in any material respect to comply with Section 8.1(h) of the Investment Agreement regarding the employment of a controller and the establishment and implementation of accounting systems and controls.

8.                REMEDIES.

         (a) Upon the occurrence and during the continuance of any Triggering Event, the Dividend Rate on all outstanding Series A Convertible Preferred Stock shall be increased as provided in Section 2 without any action on the part of any Preferred A Holder.

         (b) The Corporation stipulates that the remedies at law of each Preferred A Holder in the event of any Triggering Event or threatened Triggering Event or otherwise or other failure in the performance of or compliance with any of the terms hereof are not and will not be adequate


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and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise without requiring any holder to post a bond or other security except to the extent required by applicable law.

         (c) Any Preferred A Holder shall be entitled to recover from the Corporation the reasonable attorneys' fees and expenses incurred by such holder in connection with any Triggering Event or enforcement by such holder of any obligation of the Corporation hereunder.

         (e) No failure or delay on the part of any Preferred A Holder in exercising any right, power or remedy hereunder or under applicable law or otherwise shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or thereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or otherwise.



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